UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 15, 2002

HYPERTENSION DIAGNOSTICS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2915 Waters Road, Suite 108
Eagan, Minnesota		55121

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

SIGNATURE
EX-99.1 Press Release dated October 21, 2002
EX-99.2 Letter Agreement dated October 15, 2002

Items 1, 2, 3, 4, 6, and 8 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

     Hypertension Diagnostics, Inc. and each of the holders of its $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 (the “Notes”) have entered into a letter agreement dated October 15, 2002 (the “Letter Agreement”) pursuant to which the Note holders waive certain events of default under the Notes on the condition that the Company hire a proxy solicitor for its Special Meeting of Shareholders and, on or before October 25, 2002, obtain the approval of its shareholders of the proposal put forth at the Special Meeting.

     The Company has retained D.F. King & Co., Inc. as its proxy solicitor for the Company’s Special Meeting. The Company’s Special Meeting of Shareholders was originally scheduled for 10 a.m. local time September 25, 2002 and has been adjourned to 3 p.m. local time on Friday, October 25, 2002 at the Company’s offices at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121. The Special Meeting is being called for the purposes of allowing the Company’s shareholders to consider and approve Proposal 1: The issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 and (b) exercise of certain Common Stock Purchase Warrants.

     As previously reported, the Company is in default of certain covenants relating to the Notes because of: (a) the failure of the Company to obtain the approval of its shareholders of Proposal 1 put forth at its Special Meeting of Shareholders on or before the September 27, 2002; (b) the failure of the Company to comply with the requirement for continued listing on The Nasdaq SmallCap Market for a period of seven consecutive trading days because the minimum bid price of its Common Stock was less than $1.00; and (c) receipt by the Company on August 27, 2002 of a notice from The Nasdaq Stock Market, Inc. stating that the Company is not in compliance with the requirements for continued listing because of the failure of the Company’s Common Stock to maintain a minimum bid price of $1.00 for a period of thirty consecutive trading days. As a result of certain of these covenant defaults, a Note holder, at its option, may demand repayment in cash of the interest then remaining unpaid on the Note and 130% of the principal then outstanding.

     Pursuant to the Letter Agreement, the holders of the Notes also waive a covenant default under the Notes, if any exists, relating to the registration by the Company of 125% of the number of shares of Common Stock issuable upon conversion of the Notes, on the condition that, in addition to retaining a proxy solicitor and obtaining shareholder approval, the Company file a registration statement on or before November 15, 2002 to register for resale 750,000 additional shares of its Common Stock.

     There can be no assurance that the Company will meet the conditions for effectiveness of the waiver or, if the waiver does not become effective, that the Company will be able to negotiate additional waivers with the Note holders. Further, the waiver only relates to the covenant defaults described above. No other events of default are waived. The failure of the Company to comply with any of the covenants of the Notes will result in an event of default under the Notes. Upon an event of default, a Note holder, at its option, may demand cash repayment of 130% of the then-outstanding principal amount of the Note and any accrued but unpaid interest. There can be no assurance that the Company will comply with the Note covenants in the future. There can also be no assurance that the Company will successfully obtain waivers of any future event of default, if any event of default should occur.

     On October 21, 2002, the Company announced the terms of the Letter Agreement by a press release which is attached as Exhibit 99.1. The Letter Agreement between the Company and the holders of the Notes is attached hereto as Exhibit 99.2.

ITEM 7. EXHIBITS.

Exhibit 99.1	Press Release dated October 21, 2002.

Exhibit 99.2	Letter Agreement dated October 15, 2002 by and between the Company and Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Palisades Equity Fund, L.P., Ellis Enterprises Ltd, and Bristol Investment Fund, Ltd.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

	By	/s/ James S. Murphy
Its Senior Vice President, Finance and
Administration and Chief Financial Officer

Dated: October 22, 2002